Filed Under Rule 424(b)(3), Registration Statement Nos. 333-92258 and 333-98743
Pricing Supplement No. 13 dated February 10, 2003
To Prospectus Dated September 13, 2002 and Prospectus Supplement Dated November 1, 2002
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WBN0	$16,509,000.00	100.000%	.625%	$16,405,818.75	4.000%	SEMI-ANNUAL	02/15/2006	08/15/2003	$20.22	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WBP5	$6,857,000.00	100.000%	1.000%	$6,788,430.00	4.650%	SEMI-ANNUAL	02/15/2008	08/15/2003	$23.51	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WBQ3	$25,569,000.00	100.000%	1.500%	$25,185,465.00	6.200%	SEMI-ANNUAL	02/15/2013	08/15/2003	$31.34	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 02/15/2005 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: BMO Nesbitt Burns Corp., Charles Schwab & Co., Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, RBC Capital Markets, Salomon Smith Barney, UBS PaineWebber Inc., Wachovia Securities

The CIT InterNotes due 02/15/2013 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 02/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 02/15/2013 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholders and the trustee, as described in the prospectus supplement.

CIT Group Inc. 1 CIT Drive Livingston, NJ 07039	Trade Date: Monday, February 10, 2003 @12:00 PM ET
Settle Date: Thursday, February 13, 2003
Minimum Denomination/Increments: $1,000/$1,000
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC
Trustee: Bank One Trust Company, N.A.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or interest payment date.

InterNotes® is the service mark of INCAPITAL LLC. All rights reserved

CIT Group Inc. $ 2,000,000,000 InterNotes